EXHIBIT 99.3


                      CAI WIRELESS RECEIVES FCC APPROVAL
             TO TEST FIXED TWO-WAY WIRELESS SERVICES IN PITTSBURGH


FOR IMMEDIATE RELEASE

Investor Relations Contact:                     Media Contact:
Jason Thompson                                  Anne B. Inman, APR
Lippert/Heilshorn & Associates                  Lori Bookbinder
(1) 838-3777                                    LevLane Public Relations
                                                (610) 667-7313
                                                loribook@levlane.com


      Albany, NY (April 2, 1997) - CAI Wireless Systems, Inc. (NASDAQ:CAWS)

today announced that it has received approval from the Federal Communications

Commission (FCC) to utilize its Multichannel Multipoint Distribution Service

(MMDS) spectrum to create a "wireless laboratory" to test two-way voice, video and data services in Pittsburgh.  CAI hopes to apply the results of these tests in seeking similar approvals in other markets.  If fully implemented, this could eventually offer businesses and consumers more options in how they receive services including subscription television, telephone and Internet access.

      The FCC grant authorizes CAI to simulate a commercial roll-out of two-way services to customers within a 20-mile radius in the Pittsburgh area.  As CAI has previously announced, it intends to work with ADC Telecommunications, Inc.

to jointly develop a fixed two-way broadband wireless system using ADC's

Homeworx( platform and CAI's MMDS spectrum.   Testing will begin no later than

April 30, 1997.

      Company officials at CAI said the test system will support a wide range of telecommunications services, including high-speed Internet and Intranet access; high capacity voice and data transport; subscription television and other two-way services.

      In announcing the FCC action, Jared E. Abbruzzese, chairman and chief executive officer of CAI, said: "The Pittsburgh authorization enables CAI to work with ADC and, potentially, other telecommunications companies to explore additional opportunities in an effort to utilize the full potential of CAI's

MMDS spectrum.  Ultimately, this will result in more options for consumers purchasing telecommunications services."

      CAI, based in Albany, operates six analog-based wireless systems in New

York City, Rochester and Albany, NY; Philadelphia, PA; Washington, DC; and

Norfolk/Virginia Beach, VA.  CAI also has a portfolio of wireless cable channel rights in eight additional markets, including Long Island, Buffalo and

Syracuse, NY; Providence, RI; Hartford, CT; Boston, MA; Baltimore, MD; and

Pittsburgh, PA.  CAI also owns a majority interest in CS Wireless Systems,

Inc., an MMDS operator with markets located primarily in the southwestern region of the United States.

      FORWARD LOOKING STATEMENTS. THE STATEMENTS CONTAINED IN THIS PRESS RELEASE RELATING TO THE COMPANY'S PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, INCLUDING PLANS OR OBJECTIVES RELATING TO THE COMPANY'S PRODUCTS AND SERVICES, CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS OF THE COMPANY MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS AND MAY BE AFFECTED BY A NUMBER OF FACTORS INCLUDING THE RECEIPT OF OTHER REQUISITE REGULATORY APPROVALS, THE AVAILABILITY OF NEW STRATEGIC PARTNERS AND THEIR WILLINGNESS TO ENTER
INTO ARRANGEMENTS WITH THE COMPANY, THE TERMS OF SUCH ARRANGEMENTS, THE SUCCESS OF THE COMPANY'S VARIOUS TRIALS, INCLUDING TRIALS CONDUCTED IN PITTSBURGH, SUBSCRIBER EQUIPMENT AVAILABILITY, TOWER SPACE AVAILABILITY, ABSENCE OF INTERFERENCE, THE ABILITY OF THE COMPANY TO REDEPLOY OR SELL EXCESS EQUIPMENT, AND CONSUMER ACCEPTANCE OF ANY NEW PRODUCTS OFFERED OR TO BE OFFERED BY THE COMPANY, AS WELL AS OTHER FACTORS CONTAINED IN THE COMPANY'S SECURITIES FILINGS.

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